Exhibit 3.3

CORRECTED

RESTATED CERTIFICATE OF INCORPORATION

OF

CONOCOPHILLIPS COMPANY

ConocoPhillips Company (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is ConocoPhillips Company.
2.	The Restated Certificate of Incorporation of ConocoPhillips Company was filed with the Secretary of State of Delaware on February 6, 2019 ("Restated Certificate"), and that said Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporate Law of the State of Delaware.
3.	The inaccuracy in the Restated Certificate is due to a scrivener's error, in paragraph C of the preamble, reflecting the date of formation incorrectly as July 13, 1917; the date of formation should have been reflected as June 13, 1917.
4.	Paragraph C to the preamble of the Restated Certificate is corrected to read as follows:

"C. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 1917."

5.	The corrected Restated Certificate of Incorporation is attached hereto as Exhibit A.
6.	All other provisions of the Restated Certificate remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Corrected Restated Certificate of Incorporation of ConocoPhillips Company to be signed by the undersigned, a duly authorized officer of the Corporation on April 26, 2022.

By:	/s/ Kelly B. Rose
Kelly B. Rose
Senior Vice President, Legal, General Counsel and Corporate Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

CONOCOPHILLIPS COMPANY

a Delaware corporation

ConocoPhillips Company (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify that:

A.           The name of the Corporation is ConocoPhillips Company.

B.            The Corporation was originally incorporated as Phillips Petroleum Company.

C.            The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 1917.

D.            This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the restated certificate.

E.            The text of the Certificate of Incorporation of the Corporation is hereby restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is ConocoPhillips Company

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.      The Corporation shall be authorized to issue 2,100 shares of capital stock, of which 2,100 shares shall be shares of Common Stock, $.01 par value ("Common Stock").

Section 2.      Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board of Directors.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification,

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation on February 6, 2019.

By:	/s/ Kelly B. Rose
Kelly B. Rose
Senior Vice President, Legal, General Counsel and Corporate Secretary